Exhibit 99.1

For further information, contact:

Dr. Robert B. Harris

President/CEO, CBI

Phone: 800 735 9224

Fax: 804 648 2641

Auditors Remove “Going Concern” Consideration for

Commonwealth Biotechnologies, Inc.

Company’s Financial Condition Shows Dramatic Improvement

RICHMOND, VA (March 31, 2004) - Commonwealth Biotechnologies, Inc. (CBI) (NASDAQ SmallCap Market: CBTE), a life sciences contract research organization and biotechnology company, announced that the “going concern” qualification has been removed from its independent auditor’s report for fiscal year 2003 which was filed with the Company’s Annual Report and 10KSB on March 30, 2004. The going concern discussion first appeared in the auditor’s report for fiscal year 2001 and was continued in 2002. A going concern indicates that there is notable uncertainty in the ability of the Company to continue its operations through the end of the fiscal year following the most recent audited balance sheet date.

“This is good news for the Company and should help to further investor confidence. More specifically, we believe that the recent increase in the trading price of the Company’s common stock is directly attributable to renewed investor confidence on the heels of recent positive news from the Company. Removal of the going concern discussion reflects a welcome improvement in the Company’s fiscal health,” said Robert B. Harris, Ph.D., President and CEO of the Company.

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About CBI

Founded in 1992, CBI is located in Gateway Centre, Chesterfield County at 601 Biotech Drive, 23235 (1-800-735-9224). CBI occupied this 32,000 square foot facility in December 1998 and currently employs a staff of about 40. CBI provides comprehensive research and development services to more than 2,800 private, government, and academic customers in the global biotechnology industry. For more information, visit CBI on the web at www.cbi-biotech.com.

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Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. Specifically, there can be no assurance that the Company will not fall out of compliance again with the relevant audit requirements, nor is there any assurance the Company will continue to sign and retain contracts at the same rate as experienced thus far in 2004. No statement herein should be considered an offer of any securities. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.